UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2025

Vivani Medical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36747	02-0692322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 S. Loop Road

Alameda, California 94502

(Address of principal executive offices, including zip code)

(415) 506-8462

(Telephone number, including area code, of agent for service)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VANI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Vivani Medical, Inc. (the “Company”) entered into a Share Purchase Agreement, effective March 26, 2025, with an entity beneficially owned by Gregg Williams, Chairman of the Board of Directors of the Company (the “Purchaser”) for the purchase of an aggregate of 7,366,071 shares of common stock of the Company priced at $1.12 per share (the “Shares”), the last reported sale price of the common stock on the effective date. This placement of common stock is expected to result in gross proceeds of approximately $8.25 million to the Company by January 15, 2026.

The private placement is expected to occur over five closing dates through January 15, 2026, each subject to the satisfaction or waiver of closing conditions. Subject to the satisfaction of closing conditions, at each closing date, the Company will issue and sell a set number of shares of common stock for a determined purchase price to the Purchaser, as provided for in the Share Purchase Agreement. No warrants or discounts were provided and no placement agent or investment banking fees were incurred in connection with this transaction.

The Shares will be issued pursuant to an exemption from registration under Rule 506 of Regulation D, which is promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Purchaser.

The Shares have not been registered under the Securities Act or any state securities laws. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto are an offer to sell or the solicitation of an offer to buy the Shares described herein. The above description of principal terms of the Share Purchase Agreement is qualified in its entirety by reference to that agreement attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the private placement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, the Company has agreed to sell the Shares to an “accredited investor,” as that term is defined in the Securities Act, in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The investor represented that he is acquiring the Shares for investment only and not with a view towards, or for, resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 8.01 Other Events.

On March 27, 2025, the Company issued a press release titled “Vivani Medical Announces $8.25M Private Placement Equity Financing.” A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated as of March 26, 2025.
99.1	Press Release issued March 27, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVANI MEDICAL, INC.

Date: March 27, 2025	By:	/s/ Donald Dwyer
	Name:	Donald Dwyer
	Title:	Chief Business Officer